Exhibit 9
                                                                [EXECUTION COPY]

                              BRIDGE LOAN AGREEMENT


          THIS BRIDGE LOAN AGREEMENT (this "Agreement"), dated as of March 31, 2006, is made between AKSYS, LTD., a Delaware corporation (the "Company"), and DURUS LIFE SCIENCES MASTER FUND LTD., a Cayman Islands Exempted Company (the "Lender").

          The Company has requested the Lender to make a bridge loan to the Company in an aggregate principal amount of $5,000,000 on the closing date hereof. the Lender is willing to make the loan to the Company upon the terms and subject to the conditions set forth in this Agreement.

          Accordingly, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

          SECTION 1.01 CERTAIN DEFINED TERMS. As used in this Agreement (including in the recitals hereof), the following terms shall have the following meanings:

          "AFFILIATE" means any Person which, directly or indirectly, controls, is controlled by or is under common control with another Person. For purposes of the foregoing, "control," "controlled by" and "under common control with" with respect to any Person shall mean the possession, directly or indirectly, of the power (i) to vote 10% or more of the securities having ordinary voting power of the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

          "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy."

          "BUSINESS DAY" means a day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

          "CHANGE OF CONTROL" means the occurrence of any of the following: (a) the acquisition, directly or indirectly, by any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership of more than 35% of the aggregate outstanding voting power of the capital stock of the Company (excluding, however, the acquisition of such voting power as the result of any transaction or series of related transactions pursuant to which Durus distributes securities of the Company to its stockholders, limited partners or other interest holders); (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of at least a

                                       1.

majority of the directors of the Company then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the Board of Directors of the Company; (c) in one transaction or one or more series of related transactions (i) the Company sells, transfers, leases or otherwise disposes of, or parts with control of, all or substantially all of its assets to another Person, or (ii) any entity merges with or consolidates with or into the Company or a subsidiary of the Company in a transaction pursuant to which the Company's stockholders immediately prior to such transaction, or series of related transactions, own less than 50% of the outstanding voting stock (on an as-converted to common stock basis) of the surviving, continuing or purchasing entity (or parent or subsidiary, if any) immediately after the transaction or series of related transactions; or (d) the Company shall cease to own and control, directly or indirectly, 100% of the aggregate voting capital stock of and other voting ownership interests in each Guarantor.

          "CLOSING DATE" has the meaning set forth in Section 3.01.

          "COLLATERAL" means the property described in the Collateral Documents, and all other property now existing or hereafter acquired which may at any time be or become subject to a Lien in favor of the Lender pursuant to the Collateral Documents or otherwise, securing the payment and performance of the Obligations.

          "COLLATERAL ACCESS AGREEMENT" means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Company's or its Subsidiaries' books and records, equipment or inventory, in each case, in form and substance reasonably satisfactory to the Lender.

          "COLLATERAL DOCUMENTS" means any Pledge Agreement, any Security Agreement, any other agreement pursuant to which the Company, any Guarantor or any other Person provides a Lien on its assets in favor of the Lender and all filings, documents and agreements made or delivered pursuant thereto.

          "COMPANY" has the meaning set forth in the recital of parties to this Agreement.

          "DEFAULT" means an Event of Default or an event or condition which with notice or lapse of time or both would constitute an Event of Default.

          "DOLLARS" and the sign "$" each means lawful money of the United
States.

          "DURUS" has the meaning set forth in the recital of parties to this Agreement.

          "ENVIRONMENTAL LAWS" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directives, requests, licenses, authorizations and permits of, and agreements with (including consent decrees), any governmental agencies or authorities, in each case relating to or imposing liability or standards of conduct concerning public health, safety and environmental protection matters.

                                       2.

          "ERISA" means the Employee Retirement Income Security Act of 1974, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

          "ERISA AFFILIATE" means each business or entity which is, or within the last six years was, a member of a "controlled group of corporations", under "common control" or an "affiliated service group" with the Company or any Guarantor within the meaning of Section 414(b), (c) or (m) of the Internal Revenue Code, required to be aggregated with the Company or any Guarantor under
Section 414(o) of the Internal Revenue Code, or is, or within the last six years was, under "common control" with the Company or any Guarantor, within the meaning of Section 4001(a)(14) of ERISA.

          "ERISA EVENT" means (i) a reportable event as defined in Section 4043 of ERISA with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (ii) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Pension Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days; (iii) a withdrawal by the Company, any Guarantor or any ERISA Affiliate thereof from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA;
(iv) the withdrawal of the Company, any Guarantor or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by the Company, any Guarantor or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (v) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under
Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (vi) the imposition of liability on the Company, any Guarantor or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the failure by the Company, any Guarantor or any ERISA Affiliate thereof to make any required contribution to a Plan, or the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (viii) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (ix) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company, any Guarantor or any ERISA Affiliate thereof;
(x) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code with respect to any Pension Plan; (xi) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which the Company, any Guarantor or any Subsidiary thereof may be directly or indirectly liable; (xii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under

                                       3.

Section 401(a) of the Internal Revenue Code by any fiduciary or disqualified person for which the Company, any Guarantor or any ERISA Affiliate thereof may be directly or indirectly liable; (xii) the occurrence of an act or omission which could give rise to the imposition on the Company, any Guarantor or any ERISA Affiliate thereof of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Sections 409, 502(c), (i) or
(1) or 4071 of ERISA; (xiii) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against the Company, any Guarantor or any Subsidiary thereof in connection with any such plan; (xiv) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (xv) the imposition of any lien on any of the rights, properties or assets of the Company, any Guarantor or any ERISA Affiliate thereof, in either case pursuant to Title I or IV of ERISA or to Section 401(a)(29) or 412 of the Internal Revenue Code; or (xvi) the establishment or amendment by the Company, any Guarantor or any Subsidiary thereof of any "welfare plan", as such term is defined in Section 3(1) of ERISA, that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Guarantor.

          "EVENT OF DEFAULT" has the meaning set forth in Section 6.01.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934.

          "GAAP" means generally accepted accounting principles, consistently applied.

          "GUARANTOR" means any guarantor of the Obligations.

          "GUARANTOR DOCUMENTS" means the Guaranty of any Guarantor and all other documents, agreements and instruments delivered to the Lender by such Guarantor under or in connection with its Guaranty.

          "GUARANTY" means the Guaranty of a Guarantor, in form and substance satisfactory to the Lender.

          "INDEBTEDNESS" of any Person means, without duplication, all liabilities, obligations and indebtedness of any kind and nature, including: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses,
(v) all indebtedness created or arising under any conditional sale or other title retention agreement or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which would be capitalized in accordance with GAAP, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage,

                                       4.

lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above. For purposes hereof; "Contingent Obligations" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

          "INSOLVENCY PROCEEDING" means (i) any case, action or proceeding before any court or other governmental agency or authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of any Person's creditors generally or any substantial portion of such Person's creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

          "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

          "IRS" means the Internal Revenue Service or any successor thereto.

          "LENDER" has the meaning set forth in the recital of parties to this Agreement.

          "LIEN" means any mortgage, deed of trust, pledge, security interest, assignment, deposit arrangement in the nature of a security interest, charge or encumbrance, lien (statutory or otherwise) or other type of preferential arrangement (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing or any agreement to give any security interest; but not including a financing statement filed by a lessor in respect of an operating lease not intended as security).

          "LOAN DOCUMENTS" means this Agreement, the Note, the Collateral Documents, any Guaranty, any other Guarantor Documents, and all other certificates, documents, agreements and instruments delivered to the Lender under or in connection with this Agreement.

          "LOAN" has the meaning set forth in Section 2.01.

          "MATERIAL ADVERSE EFFECT" means any event, matter, condition or circumstance (including any such event, matter, condition or circumstance which would occur upon notice or lapse of time or both) which (i) has or would reasonably be expected to have a material adverse effect on (A) the business, prospects, properties, assets, operations, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole,
(B) the intellectual property of the Company and its Subsidiaries, taken as a whole, (C) the transactions contemplated in the Loan Documents or the other Transactions Documents (as defined in the

                                       5.

Securities Purchase Agreement), or by the agreements and instruments to be entered into in connection herewith or therewith, or (D) the authority or ability of the Company to perform its obligations under the Loan Documents or the other Transactions Documents, or (ii) materially adversely affects the legality, validity, binding effect or enforceability of any of the Loan Documents or the other Transactions Documents, the rights and remedies of the Lender thereunder, or the validity, perfection or priority of any Lien granted to the Lender under any of the Collateral Documents.

          "MATERIAL CONTRACT" means, (i) each contract or agreement listed as a material contract in SCHEDULE 1 hereto, and (ii) all other contracts or agreements material to the business, properties, assets, operations, results of operations or condition (financial or otherwise) or prospects of the Company and its Subsidiaries entered into after the date hereof.

          "MATURITY DATE" means, unless the Loan is sooner paid or rolled over into longer term Indebtedness with the Lender in accordance with the terms of this Agreement or the Note, January 1, 2007.

          "MULTIEMPLOYER PLAN" means a "multiemployer plan" (within the meaning of Section 3(37) of ERISA) to which the Company, any Guarantor or any ERISA Affiliate thereof makes, is making, or is obligated or has ever been obligated to make, contributions.

          "NET CASH PROCEEDS" means when used in respect of any sale of assets of, issuance of any debt or equity securities of, or the receipt of proceeds upon the incurrence of Indebtedness for borrowed money of, the Company or any Subsidiary, the gross proceeds in cash or cash equivalents received by the Company or such Subsidiary (including such proceeds subsequently received in respect of noncash consideration initially received and amounts initially placed in escrow that subsequently become available) from such disposition, issuance or incurrence of Indebtedness, less all direct costs and expenses incurred or to be incurred in connection therewith, and all federal, state, local and foreign taxes assessed or to be assessed, in connection therewith.

          "NOTE" means a secured promissory note made by the Company in favor of the Lender evidencing the Loan made by the Lender, substantially in the form of EXHIBIT A.

          "OBLIGATIONS" means the indebtedness, liabilities and other obligations of the Company and any Guarantor to the Lender under or in connection with this Agreement, the Note and the other Loan Documents, including the Loan, all interest accrued thereon, all fees due under this Agreement and all other amounts payable by the Company to the Lender thereunder or in connection therewith, whether now or hereafter existing or arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and including interest that accrues after the commencement by or against the Company or any Guarantor of any Insolvency Proceeding naming such Person as the debtor in such proceeding.

          "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

          "PENSION PLAN" means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored

                                       6.

by the Company, any Guarantor or any ERISA Affiliate thereof or to which the Company, any Guarantor or any ERISA Affiliate thereof has ever made, or was obligated to make, contributions, and (ii) that is or was subject to Section 412 of the Internal Revenue Code, Section 302 of ERISA or Title IV of ERISA.

          "PERMITTED LIENS" means: (i) Liens in favor of the Lender; (ii) the existing Liens listed in SCHEDULE 1; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and which are adequately reserved for in accordance with GAAP, PROVIDED the same does not have priority over the Lender's Lien and no notice of tax lien has been filed of record; (iv) Liens of materialmen, mechanics, warehousemen, carriers or employees or other similar Liens provided for by mandatory provisions of law and securing obligations either not delinquent or being contested in good faith by appropriate proceedings, PROVIDED (A) such Liens do not have priority over the Lender's Lien and do not in the aggregate materially impair the use or value of the property or risk the loss or forfeiture thereof and (B) with respect to delinquent amounts being contested in good faith by appropriate proceedings, the aggregate amount secured by such Liens does not at any time exceed $100,000; (v) Liens consisting of deposits or pledges to secure the performance of bids, trade contracts, leases, public or statutory obligations, or other obligations of a like nature incurred in the ordinary course of business (other than for Indebtedness); (vi) restrictions and other minor encumbrances on real property which do not in the aggregate impair the use or value of such property or risk the loss or forfeiture thereof; (vii) Liens arising from judgments in circumstances not constituting an Event of Default under Section 6.01(i); and
(viii) any non-exclusive licenses or sublicenses of intellectual property granted to others in the ordinary course of business of the Company which are permitted under this Agreement and do not interfere with the business of the Company and any interest or title of a licensor under any license permitted by this Agreement.

          "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or any other entity of whatever nature or any governmental agency or authority.

          "PLAN" means (i) an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan which is or was at any time maintained or sponsored by the Company, any Guarantor or any Subsidiary thereof or to which the Company, any Guarantor or any Subsidiary thereof has ever made, or was obligated to make, contributions, (ii) a Pension Plan, or (iii) a Qualified Plan.

          "PLEDGE AGREEMENT" means a Stock Pledge Agreement among the Company, or any Guarantor, and the Lender, in form and substance satisfactory to the Lender.

          "QUALIFIED PLAN" means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by the Company, any Guarantor or any ERISA Affiliate thereof or to which the Company, any Guarantor or any ERISA Affiliate thereof has ever made, or was ever obligated to make, contributions, and (ii) that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

                                       7.

          "RESPONSIBLE OFFICER" means, with respect to any Person, the chief executive officer, the president or the chief financial officer of such Person, or any other senior officer of such Person having substantially the same authority and responsibility.

          "SEC" means the Securities and Exchange Commission.

          "SECURITIES ACT" means the Securities Act of 1933, as amended.

          "SECURITIES PURCHASE AGREEMENT" means the Securities Purchase Agreement, dated as of the date hereof, among the Company and the investors listed on signature pages thereof.

          "SECURITY AGREEMENT" means a Security Agreement among the Company (or any Guarantor) and the Lender, in form and substance satisfactory to the Lender.

          "SOLVENT" means, as to any Person at any time, that (i) the fair value of the property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (ii) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (iii) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

          "SUBORDINATED DEBT" means the Indebtedness of the Company to the Lender and Artal Long Biotech Portfolio LLC pursuant to the Subordinated Note Purchase Agreement, and any other Indebtedness of the Company or any Subsidiary subordinated to the Obligations, incurred or outstanding and subject to a Subordination Agreement.

          "SUBORDINATION AGREEMENT" means the notes issued to the Lender and Artal Long Biotech Portfolio LLC pursuant to the Subordinated Note Purchase Agreement, and any other subordination agreement with respect to Subordinated Debt among the Company, the applicable creditor(s) and the Lender, in form and substance satisfactory to the Lender and on terms satisfactory to the Lender.

          "SUBORDINATED NOTE PURCHASE AGREEMENT" means that certain Note Purchase Agreement, dated as of February 23, 2004, by and among the Company, the Lender and Artal Long Biotech Portfolio LLC.

          "SUBSIDIARY" means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock or other equity interest is owned directly or indirectly by any Person or one or more of the other Subsidiaries of such Person or a combination thereof.

                                       8.
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          "UNITED STATES" and "U.S." each means the United States of America.

          SECTION 1.02 INTERPRETATION. In the Loan Documents, except to the extent the context otherwise requires: (i) any reference to an Article, a Section, a Schedule or an Exhibit is a reference to an article or section thereof, or a schedule or an exhibit thereto, respectively, and to a subsection or a clause is, unless otherwise stated, a reference to a subsection or a clause of the Section or subsection in which the reference appears; (ii) the words "hereof," "herein," "hereto," "hereunder" and the like mean and refer to this Agreement or any other Loan Document as a whole and not merely to the specific Article, Section, subsection, paragraph or clause in which the respective word appears; (iii) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined; (iv) the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation;" (v) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, amendments and restatements and other modifications thereto (including any extensions or renewals), but only to the extent such amendments, amendments and restatements and other modifications are not prohibited by the terms of the Loan Documents;
(vi) references to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending, supplementing, interpreting or replacing the statute or regulation referred to; (vii) any table of contents, captions and headings are for convenience of reference only and shall not affect the construction of this Agreement or any other Loan Document; and (viii) in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding"; and the word "through" means "to and including."

                                   ARTICLE II
                                    THE LOAN

          SECTION 2.01  THE LOAN.

          (a) LOAN. The Lender agrees, on the terms and conditions hereinafter set forth, to make a loan (the "Loan") to the Company on the Closing Date, in a principal amount of $5,000,000.

          (b) NO REBORROWING. Any amount of the Loan repaid may not be reborrowed.

          SECTION 2.02 BORROWING PROCEDURE FOR LOAN. Upon fulfillment of the conditions set forth in Article III, the Lender shall make the Loan available to the Company on the Closing Date in same day funds, or such other funds as shall separately be agreed upon by the Company and the Lender, in accordance with the payment instructions provided to the Lender .

          SECTION 2.03 NOTE. As additional evidence of the Indebtedness of the Company to the Lender resulting from the Loan made by the Lender, the Company shall execute and deliver to the Lender pursuant to Article III, a Note, dated the Closing Date, in the principal amount of the Loan made by the Lender. The Lender shall record in its internal records the date and amount of the Loan made by it, the amount of principal and interest due and payable to the

                                       9.
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Lender from time to time hereunder, the increase to principal as a result of interest added thereto from time to time hereunder, each payment of principal and interest and the resulting unpaid principal balance of the Loan. Any such recordation shall be conclusive absent manifest error of the accuracy of the information so recorded. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligations of the Company hereunder and under the Note to pay any amount owing with respect to the Loan.

          SECTION 2.04  INTEREST.

          (a) INTEREST RATE; INTEREST PAYMENT DATES. Subject to subsection (b) below, the Company shall pay to the Lender interest on the unpaid principal amount of the Loan (as such principal amount may be increased as a result of the provisions of this Section) from the date of the Loan until the maturity thereof, at a rate per annum equal at all times to 7% per annum, quarterly in arrears on the last Business Day in each quarter, on the date of any prepayment of the Loan, and at maturity. Except as otherwise provided herein, in lieu of payment in cash of any interest due and payable on the Loan, on each interest payment date any and all such interest payable shall be paid by adding an amount equal to the aggregate accrued but unpaid interest payable with respect to such interest payment date to the principal amount of the Loan. Notwithstanding the foregoing, upon written notice to the Lender made at least five (5) Business Day prior to the applicable interest payment date, the Company may pay in cash all interest due and payable on the Loan with respect to any interest payment dates specified in such notice.

          (b) DEFAULT RATE OF INTEREST. In the event that any amount of principal of or interest on the Loan, or any other amount payable hereunder or under the Loan Documents, is not paid in full when due (whether at stated maturity, by acceleration or otherwise), the Company shall pay interest on such unpaid principal, interest or other amount, from the date such amount becomes due until the date such amount is paid in full, payable on demand, at a rate per annum which is equal at all times to 3% higher than the rate of interest set forth in Section 2.04(a). Payment of any such interest at the rate described above shall not constitute a waiver of any Event of Default and shall be without prejudice to the right of the Lender to exercise any of its rights and remedies under the Loan Documents.

          (c) COMPUTATIONS. All computations of interest hereunder shall be made on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days occurring in the period for which any such interest is payable.

          (d) HIGHEST LAWFUL RATE. In no event shall the Company be obligated to pay the Lender interest, charges or fees at a rate in excess of the highest rate permitted by applicable law.

          SECTION 2.05  ROLLOVER OR REPAYMENT OF THE LOAN.

          (a) ROLLOVER. Upon the closing of a longer term debt financing provided by the Lender to the Company (as to which no commitment is made herein), the entire outstanding principal amount of the Loan and all accrued and unpaid interest thereon shall be rolled-over into such financing, without novation.

                                      10.

          (b) REPAYMENT. The Company shall repay to the Lender the outstanding principal amount of the Loan in full on the Maturity Date.

          SECTION 2.06 PREPAYMENTS OF THE LOAN. The Company may, upon written notice to the Lender at least five (5) Business Days prior to the proposed prepayment date, prepay the outstanding amount of the Loan in whole or in part, without premium or penalty, at any time and from time to time; PROVIDED, that any prepayment shall be in a principal amount of at least $500,000 or a greater amount in increments of $50,000. The notice given of any such prepayment shall specify the date and amount of the prepayment. If the notice of prepayment is given, the Company shall make such prepayment and the prepayment amount specified in such notice shall be due and payable on the date specified therein, with accrued and unpaid interest to such date on the amount prepaid.

          SECTION 2.07  PAYMENTS.

          (a) PAYMENTS. The Company shall make each payment under the Loan Documents, unconditionally in full without set-off, counterclaim or, to the extent permitted by applicable law, other defense, and free and clear of, and without reduction for or on account of, any present and future taxes or withholdings, and all liabilities with respect thereto. Subject to Section 2.04(a), each payment shall be made not later than 12:00 noon (New York time) on the day when due to the Lender in Dollars and in same day funds, or such other funds as shall be separately agreed upon by the Company and the Lender, in accordance with the Lender's payment instructions.

          (b) EXTENSION. Whenever any payment hereunder shall be stated to be due, or whenever any interest payment date or any other date specified hereunder would otherwise occur, on a day other than a Business Day, then, except as otherwise provided herein, such payment shall be made, and such interest payment date or other date shall occur, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest hereunder.

          (c) APPLICATION. After the exercise of remedies provided for in
Section 6.02 (or after the Loan has automatically become immediately due and payable as set forth in Section 6.02) each payment by or on behalf of the Company hereunder shall, unless a specific determination is made by the Lender with respect thereto, be applied (i) FIRST, to any fees, costs, expenses and other amounts (other than principal and interest) due the Lender; (ii) SECOND, to accrued and unpaid interest due the Lender; and (III) THIRD, to principal due the Lender.

          SECTION 2.08 RIGHT OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default, the Lender hereby is authorized at any time and from time to time, without notice to the Company (any such notice being expressly waived by the Company), to set off and apply any obligations or indebtedness at any time owing by such Lender to the Company against any and all of the then due Obligations of the Company now or hereafter existing under this Agreement and the other Loan Documents, irrespective of whether or not the Lender shall have made any demand under this Agreement or any such other Loan Document. The Lender agrees promptly to notify the Company after any such set-off and application made by the Lender; PROVIDED that the failure to give such notice shall not affect the

                                      11.

validity of such set-off and application. The rights of the Lender under this
Section 2.08 are in addition to other rights and remedies (including other rights of set-off) which the Lender may have.

                                  ARTICLE III
                              CONDITIONS PRECEDENT

          SECTION 3.01 CONDITIONS PRECEDENT TO THE LOAN. The obligation of the Lender to make the Loan on the date of borrowing hereunder (the "Closing Date") shall be subject to the satisfaction of each of the following conditions precedent before or concurrently with the making of the Loan:

          (a) LOAN DOCUMENT. The Lender shall have received the following Loan
Documents: (i) this Agreement and the Note required hereunder with respect to the Loan, executed by the Company; and (ii) the Collateral Documents and the Guaranty of Aksys International, Inc., executed by each of the respective parties thereto.

          (b) DOCUMENTS AND ACTIONS RELATING TO COLLATERAL. The Lender shall have received, in form and substance satisfactory to it, results of such Lien searches as it shall reasonably request, and evidence that all filings, registrations and recordings have been made in the appropriate governmental offices, and all other action requested by the Lender has been taken, which shall be necessary to create, in favor of the Lender, a perfected first priority Lien on the Collateral.

          (c) ADDITIONAL CLOSING DOCUMENTS. The Lender shall have received the following, in form and substance satisfactory to it:

              (i) certificates of one or more nationally recognized insurance brokers or other insurance specialists acceptable to the Lender, dated as of a recent date prior to the Closing Date, certifying the insurance maintained by the Company and any Guarantor as required hereunder and under the Collateral Documents is in full force and effect;

              (ii) evidence that all (A) authorizations, consents or approvals of, or notices to or filings with any governmental agency or authority, and (B) as requested by the Lender, approvals or consents of any other Person (including the consent of any party to a Material Contract to the grant of a security interest therein to the Lender), required in connection with the execution, delivery and performance of the Loan Documents shall have been obtained;

              (iii) (A) a certificate evidencing the formation and good standing of the Company and each Guarantor in each such Person's jurisdiction of formation issued by the Secretary of State (or equivalent) of such jurisdiction of formation as of a date within five (5) days prior to the Closing Date, and
(B) a certificate evidencing the Company's and each Guarantor's qualification as a foreign corporation and good standing issued by the Secretary of State (or comparable office) of each jurisdiction in which such Person conducts business and is required to so qualify, as of a date within five (5) days of the Closing Date.

              (iv) (A) a certificate of the Secretary or other appropriate officer of the Company, dated the Closing Date, certifying (1) copies of the articles or certificate of

                                      12.

incorporation, and bylaws, or other applicable organizational documents, of the Company and the resolutions and other actions taken or adopted by the Company authorizing the execution, delivery and performance of the Loan Documents, and
(2) the incumbency, authority and signatures of each officer of the Company authorized to execute and deliver the Loan Documents and act with respect thereto; and (B) a certificate of the Secretary or other appropriate officer of each Guarantor, dated the Closing Date, certifying (1) copies of the articles or certificate of incorporation, and bylaws, or other applicable organizational documents, of such Guarantor and the resolutions and other actions taken or adopted by such Guarantor authorizing the execution, delivery and performance of its Guarantor Documents, and (2) the incumbency, authority and signatures of each officer of such Guarantor authorized to execute and deliver its Guarantor Documents and act with respect thereto.

          (d) LEGAL OPINION. The Lender shall have received an opinion of legal counsel to the Company and any Guarantor, dated the Closing Date, in form and substance satisfactory to the Lender.

          (e) SECURITIES PURCHASE AGREEMENT. The Securities Purchase Agreement shall have been executed and delivered by the Company and the Lender.

          (f) CONTINUED LISTING. The common stock of the Company shall be listed on the NASDAQ Capital Market and shall not have been suspended, as of the Closing Date, by the SEC or the NASDAQ Capital Market from trading on the NASDAQ Capital Market nor shall proceedings regarding such suspension by the SEC or the NASDAQ Capital Market have been threatened, as of the Closing Date, either by the SEC or the NASDAQ Capital Market or by falling below the minimum maintenance requirements of the NASDAQ Capital Market.

          (g) REPRESENTATIONS AND WARRANTIES; NO DEFAULT. On the date of the borrowing of the Loan, both before and after giving effect thereto and to the application of proceeds therefrom: (i) the representations and warranties contained in Article IV and in the other Loan Documents shall be true, correct and complete in all material respects on and as of the Closing Date as though made on and as of such date; (ii) no Default shall have occurred and be continuing or shall result from the making of the Loan and (iii) no event, matter, condition or circumstance shall exist that with notice, lapse of time or other action constitutes or would be reasonably expected to constitute a Material Adverse Effect. The acceptance by the Company of the proceeds of the Loan shall be deemed a certification to the Lender that on and as of the Closing Date such statements are true.

          (h) ADDITIONAL DOCUMENTS. The Lender shall have received, in form and substance satisfactory to it, such additional approvals, opinions, documents and other information as the Lender may reasonably request.

          (i) FEES AND EXPENSES. The Company shall have paid all invoiced costs and expenses then due hereunder and under this Agreement and the other Loan Documents

                                      13.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

         The Representations and Warranties of the Company set forth in
Section 2 of the Securities Purchase Agreement shall be applicable to this Agreement and are incorporated herein by this reference, mutatis mutandis, and made a part of this Agreement as if fully set forth herein, including for purposes of this Article IV, all capitalized terms used in such representations and warranties, except that for purposes of this Agreement, Transaction Documents as defined therein shall be deemed to include this Agreement and the Loan Documents.

                                    ARTICLE V
                                    COVENANTS

          SECTION 5.01 REPORTING COVENANTS. So long as any of the Obligations shall remain unpaid (other than inchoate indemnity obligations and any other obligations which by their terms are to survive the termination of the Loan Documents), the Company agrees that:

          (a) FINANCIAL STATEMENTS AND OTHER REPORTS. The Company will furnish to the Lender:

              (i) Unless filed with the SEC through the EDGAR System and are available to the public through the EDGAR system, within one (1) Business Day after the filing thereof with the SEC, a copy of its annual reports and quarterly reports on Form 10-K and 10-Q, any interim reports or any consolidated balance sheets, income statements, shareholders' equity statements and/or cash flow statements for any period, any current reports on Form 8-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the Securities Act, which annual reports shall be accompanied by a report and opinion thereon of a firm of independent certified public accountants of recognized national standing acceptable to the Lender and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit; and

              (ii) within one (1) Business Day of the filing of any annual report and quarterly report referred to clause (i), a certificate of a Responsible Officer of the Company in form and substance satisfactory to the Lender stating whether any Default exists on the date of such certificate, and if so, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

              (iii) as soon as available and in any event not later than 30 days prior to the end of each fiscal year of the Company, an operating budget for the Company and its Subsidiaries approved by the Board of Directors of the Company for the upcoming fiscal year, in form and substance satisfactory to the Lender, such budget to be prepared in accordance with GAAP and on a fair and reasonable basis and in good faith, and to be based on estimates and assumptions believed by the Company to be fair and reasonable as of the time made and from the best information then available to the Company in the light of the current and reasonably foreseeable business conditions: and

                                      14.

              (iv) not later than the last Business Day of each week, a report listing the amount of and describing in reasonable detail all expenditures to be made by the Company and its Subsidiaries for the upcoming week.

          (b) ADDITIONAL INFORMATION. The Company will furnish to the Lender:

              (i) promptly after the Company has knowledge or becomes aware thereof, notice of the occurrence of any Default;

              (ii) prompt written notice of all actions, suits and proceedings before any governmental agency or authority or arbitrator pending, or to the best of the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries, including any actions, suits, claims, notices of violation, hearings, investigations or proceedings pending, or to the best of the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries, or with respect to the ownership, use, maintenance and operation of their respective properties, relating to Environmental Laws, which
(A) involve an aggregate liability equal to $50,000 or more, or (B) otherwise would reasonably be expected to have a Material Adverse Effect;

              (iii) promptly after submission to any governmental agency or authority, all documents and information furnished to such governmental agency or authority in connection with any investigation of the Company or any of its Subsidiaries other than routine inquiries by such governmental agency or authority;

              (iv) prompt written notice of any ERISA Event affecting the Company or any ERISA Affiliate (but in no event more than ten (10) Business Days after such event), together with a copy of any notice with respect to such event that may be required to be filed with a governmental agency or authority and any notice delivered by a governmental agency or authority to the Company or any ERISA Affiliate with respect to such event;

              (v) as soon as possible and in any event within ten (10) Business Days after execution, receipt or delivery thereof, copies of material notices that the Company or any Subsidiary delivers or receives in connection with any Material Contract;

              (vi) prompt written notice of any other condition or event which has resulted, or that could reasonably be expected to result, in a Material Adverse Effect;

              (vii) prompt notice of (A) any material change in the composition of the Company's and its Subsidiaries' intellectual property, taken as a whole,
(B) the registration (or filed application for registration) of any copyright, patent or trademark not previously disclosed in writing to the Lender, and (C) any event that materially adversely affects the value of the Company's and its Subsidiaries' intellectual property;

              (viii) within three (3) Business Day after release thereof, facsimile copies of all press releases issued by the Company or any of its Subsidiaries,

              (ix) Unless filed with the SEC through the EDGAR system and available to the public through the EDGAR system, copies of any notices, reports and other

                                      15.

information made available or given to the shareholders of the Company generally, and copies of all other reports or filings, if any, by the Company or any of its Subsidiaries with the SEC or any national securities exchange; contemporaneously with the making available or giving thereof to the shareholders or the filing with the SEC or such other national securities exchange; and

              (x) such other statements, budgets, forecasts, projections, reports, or other information respecting the operations, prospects, value, properties, business or condition (financial or otherwise) of the Company or its Subsidiaries (including with respect to the Collateral) as the Lender may from time to time reasonably request, in form and substance reasonably satisfactory to the Lender.

Each notice pursuant to clauses (i) through (vii)of this subsection (b) shall be accompanied by a written statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and the action which the Company is taking or proposes to take with respect thereto.

          SECTION 5.02 AFFIRMATIVE COVENANTS. So long as any of the Obligations shall remain unpaid (other than inchoate indemnity obligations and any other obligations which by their terms are to survive the termination of the Loan Documents), the Company agrees that (provided, that if any action required to be taken by the Company or any of its Subsidiaries under this Section 5.02 will require the Company or such Subsidiary to make any expenditure in respect thereof, the Company or such Subsidiary may take such action and make such expenditure in the ordinary course of business, consistent with past practice until the Company receives written notice from the Lender stating that all expenditures of the Company and its Subsidiaries after the date thereof will require the Lender's prior approval, which notice the Lender may give at any time in its sole discretion; thereafter such action and expenditure may only be made with the Lender's prior approval):

          (a) PRESERVATION OF EXISTENCE, ETC. The Company will, and will cause each of its Subsidiaries to, maintain and preserve its legal existence, its rights to transact business and all other rights, franchises and privileges necessary or desirable in the normal course of its business and operations and the ownership of its properties, except in connection with any transactions expressly permitted by Section 5.03, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in the jurisdiction of its formation and in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

          (b) REPORTING STATUS. The Company will timely file all reports required to be filed with the SEC pursuant to the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would no longer require or otherwise permit such termination.

          (c) LISTING. The Company will use its best efforts, to obtain and maintain the listing and trading of the Common Stock (as defined in the Securities Purchase Agreement) of the Company on the NASDAQ Capital Market or, in lieu thereof, the NASDAQ National Market, and the Company will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of NASDAQ Capital Market or the NASDAQ

                                      16.

National Market, as the case may be, and other exchanges or quotation systems, as applicable. Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the NASDAQ Capital Market.

          (d) PAYMENT OF TAXES, ETC. The Company will, and will cause each of its Subsidiaries to, timely file all tax returns and reports, and to pay and discharge (i) all taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, all trade accounts payable in accordance with usual and customary business terms, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of the Company or any Subsidiary, except to the extent such taxes, fees, assessments or governmental charges or levies, or such trade accounts or claims, are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP; (ii) all other lawful claims which, if unpaid, would by law become a Lien upon its property not constituting a Permitted Lien; and (iii) all permitted Indebtedness, as and when due and payable, except to the extent any trade accounts are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

          (e) MAINTENANCE OF INSURANCE. The Company will, and will cause each of its Subsidiaries to, carry and maintain in full force and effect, at its own expense and with financially sound and reputable insurance companies (not Affiliates of the Company), insurance in such amounts, with such deductibles and covering such risks as is customarily carried in accordance with sound business practice by companies engaged in the same or similar businesses and owning similar properties in the localities where the Company or such Subsidiary operates, and in any event in amount, adequacy and scope satisfactory to the Board of Directors of the Company.

          (f) KEEPING OF RECORDS AND BOOKS OF ACCOUNT. The Company will, and will cause each of its Subsidiaries to, keep adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all financial transactions of the Company and its Subsidiaries.

          (g) INSPECTION RIGHTS. The Company will at any reasonable time and from time to time, at the Company's expense, (i) permit the Lender or any of its agents or representatives to visit and inspect any of the Collateral or other properties of the Company and its Subsidiaries and to examine and make copies of and abstracts from the records and books of account of the Company and its Subsidiaries, and to discuss the business affairs, finances and accounts of the Company and any such Subsidiary with any of the officers, employees or accountants of the Company or such Subsidiary, and (ii) and permit the Lender or any of its agents or representatives to conduct periodic audits of the Collateral at such frequencies as the Lender shall deem appropriate; PROVIDED, that so long as no Event of Default shall have occurred and be continuing, such inspections and audits for which the Company shall be charged shall be limited to two (2) in any one calendar year. In furtherance of the foregoing, the Company hereby authorizes and will cause each of its Subsidiaries to authorize, its and each Subsidiaries'

                                      17.

independent accountants to discuss the business affairs, finances and accounts of such Person with the agents and representatives of the Lender in accordance with this Section.

          (h) COMPLIANCE WITH LAWS, AGREEMENTS, ETC. The Company will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any governmental agency or authority, including all Environmental Laws and ERISA, and the terms of any Material Contract and (to the extent such non-compliance could reasonably be expected to have a Material Adverse Effect) the terms of any indenture, contract or other instrument to which it may be a party or under which it or its properties may be bound.

          (i) MAINTENANCE OF PROPERTIES, ETC. The Company will, and will cause each of its Subsidiaries to, conduct its business in the ordinary course, consistent with past practices, and maintain and preserve all of its properties necessary or useful in the proper conduct of its business in good working order and condition and otherwise in accordance with the general practice of other Persons of similar character and size, ordinary wear and tear excepted.

          (j) LICENSES. The Company will, and will cause each of its Subsidiaries to, obtain and maintain, and to take all action necessary to timely renew, all licenses, permits, authorizations, consents, filings, exemptions, registrations and other governmental approvals of any governmental agency or authority necessary or useful in connection with the execution, delivery and performance of the Loan Documents, the consummation of the transactions therein contemplated or (except where the failure to do so could not reasonably be expected to result in liabilities or obligations in excess of $10,000 individually or in the aggregate at any time outstanding) the operation and proper conduct of its business and ownership of its properties.

          (k) PROTECTION OF INTELLECTUAL PROPERTY RIGHTS. Except, in the case of clauses (i) and (iii), if reasonably and in good faith determined by the Board of Directors of the Company that such intellectual property is of negligible economic value to the Company or its Subsidiaries, the Company will, and will cause each of its Subsidiaries to: (i) protect, defend and maintain the validity and enforceability of its intellectual property; (ii) promptly advise the Lender in writing of any infringements of its intellectual property; and (iii) not allow any intellectual property to be abandoned, forfeited or dedicated to the public without the Lender's written consent

          (l) USE OF PROCEEDS. The Company will use the proceeds of the Loan (i) solely to fund the Company's ordinary course business operations as specified in reasonable detail in writing to the Lender from time to time and as approved in writing by the Lender prior to such use of the Loan proceeds, and (ii) only after the Company has demonstrated that it has expended all of the Company's other cash and cash equivalents including any investments or other liquid assets, other than any restricted cash or cash equivalents held at, and for the benefit of, JPMorgan Chase Bank, NA, to secure the Company's reimbursement obligation as of the date hereof with respect to a letter of credit issued by JPMorgan Chase Bank, NA, for the benefit of Two Lincolnshire Office Venture, LLC in connection with the Company's lease of the premises at Two Marriott Drive, Lincolnshire, Illinois, provided that in no event shall the amount of such restricted cash or cash equivalents be increased without the Lender's approval. The Company will hold the unexpended proceeds of the Loan in a segregated bank account apart from the other

                                      18.

cash assets of the Company which account will be subject to an account control agreement in favor of the Lender. No part of such proceeds will be used for "purchasing" or "carrying" any "margin stock", or for any purpose which violates, or which would be inconsistent with, the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

          (m) ADDITIONAL SUBSIDIARIES. (i) Promptly after the date the Company organizes, creates or acquires any additional Subsidiary, and, in any event, within two Business Days following receipt by the Company from the Lender of a security agreement and a guaranty of the Obligations each in form and substance satisfactory to the Lender, the Company shall cause such Subsidiary to execute and deliver such guaranty and security agreement to the Lender; (ii) within five days after the date such Subsidiary becomes a Subsidiary, the Company shall (A) deliver to the Lender a supplement to the Security Agreement executed by the Company referencing such new Subsidiary, and (B) cause such Subsidiary to have executed and filed any UCC-1 financing statements furnished by the Lender in each jurisdiction in which such filing is necessary to perfect the security interest of the Lender in the Collateral of such Subsidiary and in which the Lender request that such filing be made; (iii) additionally, the Company and such Subsidiary shall have executed and delivered to the Lender such other items as reasonably requested by the Lender in connection with the foregoing, including resolutions, incumbency and officers' certificates, opinions of counsel, search reports and other certificates and documents; and (iv) the Lender may elect in its sole discretion to waive any such collateral delivery requirement set forth in this subsection (m) for any Subsidiary that will remain a dormant or shell Subsidiary. The Lender agrees to waive any such requirement in the case of any non-U.S. Subsidiary (or in the case of a stock pledge, to require the pledge of not more than 65% of the capital stock or other ownership interests of any such Subsidiary constituting a direct (I.E., "first tier") non-U.S. Subsidiary), if any adverse tax consequences under applicable U.S. tax law would result therefrom. The provisions of this subsection (m) shall not be deemed to be implied consent to any such organization, creation or acquisition of any additional Subsidiary otherwise prohibited by the terms and conditions of this Agreement.

          (n) SUBORDINATION. The Company will cause all Specified Indebtedness now or hereafter owed by it to any Person to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to the Lender in accordance with a Subordination Agreement. As used herein, "Specified Indebtedness" means all Indebtedness owing to any of its Affiliates (other than the Lender) and Indebtedness of the types referred to in clauses (i), (iii),
(iv), (v) and (vi) of the definition of "Indebtedness" herein and all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in such clauses (i), (iii), (iv), (v) and (vi), but Specified Indebtedness shall not include the Indebtedness listed on SCHEDULE 1 (other than the Indebtedness under the Subordinated Note Purchase Agreement).

          (o) RESPONSIBLE OFFICER CHANGE. If any Responsible Officer ceases to hold such office with the Company, the Company shall replace such Responsible Officer with a replacement satisfactory to the Lender within 60 days after such Responsible Officer's departure from the Company.

          (p) FURTHER ASSURANCES AND ADDITIONAL ACTS. The Company will execute, acknowledge, deliver, file, notarize and register at its own expense all such further agreements, instruments, certificates, documents and assurances and perform such acts as the Lender shall

                                      19.

deem necessary or reasonably appropriate to effectuate the purposes of the Loan Documents, and promptly provide the Lender with evidence of the foregoing satisfactory in form and substance to the Lender.

          (q) COLLATERAL ACCESS AGREEMENTS. On or prior to the date that is 30 days after the Closing Date, the Company will deliver to the Lender Collateral Access Agreements with respect to each of the following locations: (i) 2 Marriott Drive, Lincolnshire, IL 60069; and (ii) Optimum Warehousing and Distribution, 450 Barclay Blvd., Lincolnshire, IL 60069, and (iii) Ameriwater, 1257 Stanley Ave., Dayton, OH 45404.

          (r) THIRD PARTY CONSENTS. On or prior to the date that is 30 days after the Closing Date, the Company will deliver to the Lender all consents, approvals and authorizations from third Persons required under any Material Contract or other document necessary for the grant in the Loan Documents of any Lien in favor of the Lenders as reasonably requested by, and in form and substance reasonably satisfactory to, the Lender.

          SECTION 5.03 NEGATIVE COVENANTS. So long as any of the Obligations shall remain unpaid (other than inchoate indemnity obligations and any other obligations which by their terms are to survive the termination of the Loan Documents), the Company agrees that (provided, that, notwithstanding anything to the contrary in clauses (e) and (m) below, the Company or any of its Subsidiaries may take any action or make any expenditure described in clauses
(e) and (m) in the ordinary course of business, consistent with past practice until the Company receives written notice from the Lender stating that all expenditures and such actions of the Company and its Subsidiaries after the date thereof will require the Lender's prior approval, which notice the Lender may give at any time in its sole discretion; thereafter such expenditures and such actions may only be made with the Lender's prior approval):

          (a) INDEBTEDNESS. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or otherwise become liable for or suffer to exist any Indebtedness, other than: (i) Indebtedness of the Company to the Lender; (ii) the existing Indebtedness listed in SCHEDULE 1; (iii) accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of the Company's or such Subsidiary's business in accordance with customary terms and paid within the specified time, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP; and
(iv) Indebtedness consisting of guarantees resulting from endorsement of negotiable instruments for collection by the Company or any such Subsidiary in the ordinary course of business.

          (b) LIENS; NEGATIVE PLEDGES. The Company will not, and will not permit any of its Subsidiaries to, (i) create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties, revenues or assets, whether now owned or hereafter acquired, other than Permitted Liens, and (ii) enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties, revenues or assets, whether now owned or hereafter acquired.

          (c) CHANGE IN NATURE OF BUSINESS. The Company will not, and will not permit any of its Subsidiaries to, engage in any line of business different from those lines of business carried on by it at the date hereof.

                                      20.

          (d) RESTRICTIONS ON FUNDAMENTAL CHANGES. The Company will not, and will not permit any of its Subsidiaries to, enter into any merger, consolidation or other combination, or acquire all or substantially all of the assets of, any Person, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets, or agree to do any of the foregoing.

          (e) SALES OF ASSETS. The Company will not, and will not permit any of its Subsidiaries to, sell, lease, transfer, or otherwise dispose of, or part with control of (whether in one transaction or a series of transactions) any assets (including any shares of stock in any Subsidiary or other Person), except: (i) sales or operating leases of, or other dispositions of inventory, and the license, sublicense and grant of distribution and similar rights, in the ordinary course of business.

          (f) DISTRIBUTIONS. (i) The Company will not declare or pay any dividends in respect of the Company's capital stock or other equity interests, or purchase, redeem, retire or otherwise acquire for value any of its capital stock or other equity interests now or hereafter outstanding, return any capital to its shareholders as such, or make any distribution of assets, shares of capital stock, warrants, rights, options, obligations or securities thereto to its shareholders as such, or permit any of its Subsidiaries to purchase, redeem, retire, or otherwise acquire for value any stock of the Company, or make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of its capital stock now or hereafter outstanding. (ii) The Company will not permit any Subsidiary of the Company to grant or otherwise agree to or suffer to exist any consensual restrictions on the ability of such Subsidiary to pay dividends and make other distributions to the Company, or to pay any Indebtedness owed to the Company or transfer properties and assets to the Company.

          (g) LOANS AND INVESTMENTS. The Company will not, and will not permit any of its Subsidiaries to, purchase or otherwise acquire the capital stock or other equity interests, assets (constituting a business unit), obligations or other securities of or any interest in any Person, or otherwise make any loan, advance or extend any other credit to, guarantee the obligations of or make any additional capital contributions or other investments in any Person, or commit or agree to any of the foregoing, other than investments (i) listed in SCHEDULE 1, and (ii) in connection with extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business, and (iii) received in connection with any Insolvency Proceeding in respect of any customers or suppliers. The Company will not, and will not permit any of its Subsidiaries to organize, create or acquire any Subsidiaries other than the Subsidiaries set forth in SCHEDULE 1.

          (h) TRANSACTIONS WITH RELATED PARTIES. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly enter into any transaction with any Affiliate unless disclosed to and approved by the Lender.

          (i) ERISA. The Company shall not, and shall not permit any of its ERISA Affiliates to: (i) terminate any Pension Plan so as to result in liability to the Company or any ERISA Affiliate: (ii) permit to exist any ERISA Event, or any other event or condition, which presents the risk of a liability to any ERISA Affiliate; (iii) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any

                                      21.

liability to the Company or any ERISA Affiliate; (iv) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which could result in any liability to any ERISA Affiliate; (v) permit the present value of all nonforfeitable accrued benefits under any Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan; or (vi) engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by the Lender of any of its rights under this Agreement, the Note or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code.

          (j) LIMITATION ON ISSUANCE OF CAPITAL STOCK. The Company shall not, and shall not permit any of its Subsidiaries to, issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of its capital stock or other equity interests, any securities convertible into or exchangeable for its capital stock or any options or warrants with respect thereto, except, with the Lender's approval, any such issuance and sale of equity securities of the Company pursuant to a stock option plan or restricted stock purchase plan approved by the Compensation Committee of the Company's Board of Directors, including the approval of the member(s) of the Compensation Committee elected or otherwise designated by Durus.

          (k) MODIFICATIONS OF INDEBTEDNESS, ORGANIZATIONAL DOCUMENTS AND CERTAIN OTHER AGREEMENTS; ETC. The Company shall not, and shall not permit any of its Subsidiaries to (i) amend, modify or otherwise change any statement, budget, forecast, projection and operating plan and report delivered to the Lender, unless approved by its Board of Directors and the Lender; (ii) amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries' Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, or would otherwise be adverse to the Lender or the issuer of such Indebtedness in any respect, (iii) except for the Obligations, make any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries' Indebtedness, or refund, refinance, replace or exchange any Indebtedness, or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any outstanding Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing, (iv) amend, modify or otherwise change any of its organizational documents, or (v) amend, modify or otherwise change any material provision of any Material Contract, or accelerate, terminate or cancel any Material Contract.

          (l) REDEMPTION OF SUBORDINATED DEBT. The Company shall not, and shall not permit any of its Subsidiaries to (other than with respect to Subordinated Debt owing to the Lender) (i) agree to or permit any amendment, modification or waiver

                                      22.

of any provision of any agreement related to any Subordinated Debt (including any amendment, modification or waiver pursuant to an exchange of other securities or instruments for outstanding Subordinated Debt), or (ii) make any voluntary or optional payment or repayment on, redemption, conversion, exchange or acquisition for value of, or any sinking fund or similar payment with respect to, any Subordinated Debt.

          (m) OTHER CHANGES. The Company shall not, and shall not suffer or permit any of its Subsidiaries, to (i) make any expenditures, including any expenditures in respect of (A) any lease or any sale and leaseback (real or personal property), (B) any purchase or other acquisition of any fixed or capital assets or any other assets, or (C) any other expenditures in the ordinary course of business, (ii) enter into any new contract, agreement, indenture, license or instrument or enter into any other transaction, (iii) establish any new Plan or change any Plan except as required by law, (iv) have any material loss of customers of the Company or its Subsidiaries except for potential loss of customers who are outside of a PHD operating districts established at the direction of the Board of Directors of the Company, or (v) pay or increase the compensation of any existing employee, officer, director or consultant, or to pay or award any bonus, incentive compensation, service award or other like benefit to any employee, officer, director or consultant, or to make any severance or termination payments, or enter into or amend any severance agreement with, any employee, officer or director, or enter into any new employment, consulting, non-competition, retirement, parachute or indemnification agreement with any officer, director, employee or agent, or modify any such existing agreement.

          (n) ACCOUNTING CHANGES. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, make any change in accounting treatment or reporting practices, except as required or permitted by GAAP, or change its fiscal year or that of any of its consolidated Subsidiaries.

                                   ARTICLE VI
                                EVENTS OF DEFAULT

          SECTION 6.01 EVENTS OF DEFAULT. Any of the following events which shall occur shall constitute an "Event of Default":

          (a) PAYMENTS. The Company shall fail (i) to pay when due any amount of principal of, or interest on, the Loan or the Note, or (ii) to pay any other amount payable under any of the Loan Documents within three (3) Business Days after written demand therefor.

          (b) REPRESENTATIONS AND WARRANTIES. Any representation or warranty by the Company or any Guarantor under or in connection with the Loan Documents shall prove to have been incorrect in any material respect when made or deemed made.

          (c) FAILURE BY COMPANY TO PERFORM CERTAIN COVENANTS. The Company shall fail to perform or observe any term, covenant or agreement contained in Sections
5.01 or 5.03, or clauses (a), (e), (g), (l), (m), (q) and (r) of 5.02

          (d) FAILURE BY COMPANY TO PERFORM OTHER COVENANTS. The Company shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed and any such failure shall remain unremedied for a period

                                      23.

of 12 days from the occurrence thereof (unless the Lender determines that such failure is not capable of remedy).

          (e) INSOLVENCY; VOLUNTARY PROCEEDINGS. The Company, any Guarantor or any Subsidiary thereof (i) ceases or fails to be Solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or
(iv) takes any action to effectuate or authorize any of the foregoing.

          (f) INVOLUNTARY PROCEEDINGS. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company, any Guarantor or any Subsidiary thereof, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of such Person's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 30 days after commencement, filing or levy; (ii) the Company, any Guarantor or any Subsidiary thereof admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company, any Guarantor or any Subsidiary thereof acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business.

          (g) DISSOLUTION, ETC. The Company, any Guarantor or any of their respective Subsidiaries shall (i) liquidate, wind up or dissolve (or suffer any liquidation, wind-up or dissolution), (ii) suspend its operations, or (iii) take any action to authorize any of the actions or events set forth above in this subsection (g).

          (h) DEFAULT UNDER OTHER AGREEMENTS. (i) The Company, any Guarantor or any of their respective Subsidiaries shall fail (A) to make any payment of any principal of, or interest or premium on, any Indebtedness (other than in respect of the Loan) having an aggregate principal amount (including undrawn committed or available amounts) of more than $100,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable notice or grace period, if any, specified in the agreement or instrument relating to such Indebtedness as of the date of such failure; or (B) to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Indebtedness, when required to be performed or observed, or any other event shall occur or condition shall exist under any such agreement or instrument, and such failure, event or condition shall continue after the applicable, notice or grace period, if any, specified in such agreement or instrument, if the effect of such failure, event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness;
(ii) any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or (iii) there is a default under any Material Contract and such default results in the right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of the Company's, any Guarantor's or any of their respective Subsidiaries' obligations thereunder, to terminate, cancel or amend such Material Contract, or to refuse to renew such

                                      24.

Material Contract pursuant to an automatic renewal right therein, or any Material Contract terminates other than in accordance with its terms or with the approval of the Board of Directors of the Company.

          (i) JUDGMENTS. (i) Any judgment or order for the payment of money in excess of, individually or in the aggregate, $100,000 shall be rendered against the Company, any Guarantor or any of their respective Subsidiaries; or (ii) any non-monetary judgment or order shall be rendered against the Company, any Guarantor or any such Subsidiary involving an aggregate amount in excess of $100,000; and in each case there shall be any period of 10 consecutive days during which such judgment continues unsatisfied or during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

          (j) MATERIAL ADVERSE EFFECT. Any event, matter, condition or circumstance occurs (including any such event, matter, condition or circumstance which would occur upon notice or lapse of time or both) which has or would reasonably be expected to have a Material Adverse Effect.

          (k) FAILURE BY GUARANTOR TO PERFORM COVENANTS; INVALIDITY OF GUARANTY. Any Guarantor shall fail to perform or observe any term, covenant or agreement contained in its Guaranty on its part to be performed or observed, or any default shall occur under the Guaranty, and any such failure or default shall continue after the applicable grace period, if any, specified in its Guaranty as of the date of such failure, or any "Event of Default" as defined in such Guaranty shall have occurred; or any Guaranty or any other Guarantor Document shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Guarantor or any other Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder.

          (l) COLLATERAL DOCUMENTS. The Company shall fail to perform or observe any term, covenant or agreement contained in the Collateral Documents on its part to be performed or observed and any such failure shall remain unremedied beyond the grace period, if any, specified therein (unless the Lender determines that such failure is not capable of remedy), or any "Event of Default" as defined in any Collateral Document shall have occurred; or any of the Collateral Documents after delivery thereof shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or the Company or any other Person shall contest in any manner the validity or enforceability thereof, or the Company or any other Person shall deny that it has any further liability or obligation thereunder; or any of the Collateral Documents for any reason, except to the extent permitted by the terms thereof, shall cease to create a valid and perfected first priority Lien subject only to Permitted Liens in any of the Collateral purported to be covered thereby.

          (m) ERISA. There shall occur one or more ERISA Events which individually or in the aggregate results in or otherwise is associated with liability of the Company, any Guarantor or any ERISA Affiliate thereof in excess of $100,000 during the term of this Agreement; or there exists, an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) individually or in the aggregate under all Pension Plans (excluding for

                                      25.

purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) which exceeds $100,000.

          (n) CHANGE IN CONTROL. A Change in Control shall have occurred unless consented to in writing by the Lender.

          (o) SUBORDINATION. Any Subordination Agreement (other than with respect to Subordinated Debt owing to the Lender) shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, any Person (other than the Lender) shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Indebtedness hereunder shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any Subordination Agreement.

          (p) CONSENTS, ETC. Any law, decree, license, permit, consent, authorization, registration or approval now or hereafter necessary to enable the Company or any Guarantor to comply with its obligations incurred in the Loan Documents shall be modified in any manner that has an adverse effect on the Loan and the Loan Documents, revoked, withdrawn or withheld or shall cease to remain in full force and effect.

          SECTION 6.02 EFFECT OF EVENT OF DEFAULT. If any Event of Default shall occur and be continuing, the Lender may by notice to the Company, declare the entire unpaid principal amount of the Loan and the Notes related thereto, all interest accrued and unpaid thereon and all other Obligations to be forthwith due and payable, whereupon the Loan and any such Notes, all such accrued interest and all such other Obligations shall become and be forthwith due and payable; in each case, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company, PROVIDED that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code, the result which would otherwise occur only upon giving of notice by the Lender to the Company as specified herein shall occur automatically, without the giving of any such notice. If any Event of Default shall occur and be continuing, whether or not the actions referred to above have been taken, the Lender may (A) exercise any or all of the Lender's rights and remedies under the Collateral Documents, and
(B) proceed to enforce all other rights and remedies available to the Lender under the Loan Documents and applicable law.

                                   ARTICLE VII
                                  MISCELLANEOUS

          SECTION 7.01 AMENDMENTS AND WAIVERS. Except as otherwise provided herein or in any other Loan Document, no amendment to any provision of this Agreement or any of the other Loan Documents shall in any event be effective unless the same shall be in writing and signed by the Company (and/or any Guarantor or other party thereto, as applicable) and the Lender; and no waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by the Company, any Guarantor or other party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                                      26.

          SECTION 7.02 NOTICES. All notices and other communications required or permitted hereunder or under the other Loan Documents shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) two (2) days after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the parties hereto at their respective addresses or facsimile numbers set forth below their names on the signature pages hereof, or as notified by such party from time to time at least ten (10) days prior to the effectiveness of such notice.

          SECTION 7.03 NO WAIVER; CUMULATIVE REMEDIES. No failure on the part of the Lender to exercise, and no delay in exercising, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Lender.

          SECTION 7.04  COSTS AND EXPENSES; INDEMNITY.

          (a) COSTS AND EXPENSES. The Company agrees to pay on demand: (i) the reasonable out-of-pocket costs and expenses of the Lender and any of its Affiliates, and the reasonable fees and disbursements of counsel to the Lender in connection with the negotiation, preparation, execution, delivery and administration of the Loan Documents, and any amendments, modifications or waivers of the terms thereof, and the custody of the Collateral; (ii) all audit, consulting, appraisal, search, recording, filing and similar costs, fees and expenses incurred or sustained by the Lender or any of its Affiliates in connection with the Loan Documents or the Collateral; and (iii) all costs and expenses of the Lender and its Affiliates, and fees and disbursements of counsel, in connection with (A) any Default, (B) the enforcement or attempted enforcement of, and preservation of any rights or interests under, the Loan Documents, (C) any out-of-court workout or other refinancing or restructuring or any bankruptcy or insolvency case or proceeding, and (D) the preservation, protection, sale or collection of, or other realization upon, any of the Collateral, including all expenses of taking, collecting, holding, sorting, handling, preparing for sale, selling, or the like, and other such expenses of sales and collections of Collateral.

          (b) OTHER CHARGES. The Company also agrees to indemnify the Lender against and hold it harmless from any and all present and future stamp, transfer, documentary and other such taxes, levies, fees, assessments and other charges made by any jurisdiction by reason of the execution, delivery, performance and enforcement of the Loan Documents.

          (c) INDEMNIFICATION. Whether or not the transactions contemplated hereby shall be consummated, the Company hereby agrees to indemnify the Lender, any Affiliate thereof and their respective directors, officers, employees, agents, counsel and other advisors (each an "Indemnified Person") against, and hold each of them harmless from, any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs,

                                      27.

expenses or disbursements of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel to an Indemnified Person, which may be imposed on or incurred by any Indemnified Person, or asserted against any Indemnified Person by any third party or by the Company or any Guarantor, in any way relating to or arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or the Collateral, (ii) the Loan or the use or intended use of the proceeds thereof, or
(iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any Guarantor (the "Indemnified Liabilities"); PROVIDED that the Company shall not be liable to any Indemnified Person for any portion of such Indemnified Liabilities to the extent they resulted from such Indemnified Person's gross negligence or willful misconduct. If and to the extent that the foregoing indemnification is for any reason held unenforceable, the Company agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law

          SECTION 7.05 SURVIVAL. All covenants, agreements, representations and warranties made in any Loan Documents shall, except to the extent otherwise provided therein, survive the execution and delivery of this Agreement, the making of the Loan and the execution and delivery of any Notes, and shall continue in full force and effect so long as the Loan shall remain outstanding or any other Obligations remain unpaid or any obligation to perform any other act hereunder or under any other Loan Document remains unsatisfied. Without limiting the generality of the foregoing, the obligations of the Company under
Section 7.04, and all similar obligations under the other Loan Documents (including all obligations to pay costs and expenses and all indemnity obligations), shall survive the repayment of the Loan.

          SECTION 7.06 BENEFITS OF AGREEMENT. The Loan Documents are entered into for the sole protection and benefit of the parties hereto and their successors and assigns, and no other Person other than any Indemnified persons referred to in Section 7.04(c) shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, any Loan Document.

          SECTION 7.07  BINDING EFFECT; ASSIGNMENT.

          (a) BINDING EFFECT. This Agreement shall become effective when it shall have been executed by the Company and the Lender and thereafter shall be binding upon, inure to the benefit of and be enforceable by the Company, the Lender and their respective successors and assigns.

          (b) ASSIGNMENT. The Company shall not have the right to assign its rights and obligations hereunder or under the other Loan Documents or any interest herein or therein without the prior written consent of the Lender. The Lender may sell, assign, transfer or grant participations in all or any portion of the Lender's rights and obligations hereunder and under the other Loan Documents to any other Person. In connection with any partial assignment, upon the request of the assigning Lender or the assignee, the Company shall execute and deliver substitute

                                      28.

Notes to the assigning Lender or the assignee, dated the effective date of such assignment, setting forth the principal amount of the Loan held by such assigning Lender and assignee (after giving effect to the assignment), and containing other appropriate insertions, and the assigning Lender shall thereupon return the Note previously held by it

          SECTION 7.08 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (AS PERMITTED BY SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW (OR ANY SIMILAR SUCCESSOR PROVISION)) WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE INTERNAL LAWS OF THE STATE OF NEW YORK TO THE RIGHTS AND DUTIES OF THE PARTIES.

          SECTION 7.09 WAIVER OF JURY TRIAL. THE COMPANY AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, THIS WAIVER BEING A MATERIAL INDUCEMENT FOR EACH SUCH PARTY TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

          SECTION 7.10  SUBMISSION TO JURISDICTION.

          (a) For purposes of any suit, action or other legal proceeding relating to the Loan Documents or the enforcement of any provision of the Loan Documents, each party hereto hereby expressly and irrevocably submits and consents to the exclusive jurisdiction (unless waived by the Lender) of the courts of the State of New York sitting in the borough of Manhattan and the United States District Court for the Southern District of New York for the purposes of any such suit, action or legal proceeding, including to enforce any settlement, order or award; and agrees that such state and federal courts shall be deemed to be a convenient forum; and waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in such court any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that the Loan Documents or the subject matter thereof may not be enforced in or by such court.


          (b) Each party hereto agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section by the courts of the State of New York sitting in the borough of Manhattan or the United States District Court for the Southern District of New York and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of New York or any other jurisdiction.

          SECTION 7.11 ENTIRE AGREEMENT. The Loan Documents reflect the entire agreement between the Company and the Lender with respect to the matters set forth herein and

                                      29.

therein and supersede any prior agreements, commitments, drafts, communication, discussions and understandings, oral or written, with respect thereto.

          SECTION 7.12 PAYMENTS SET ASIDE. To the extent that any payment by or on behalf of the Company is made to the Lender, or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under the Bankruptcy Code or other U.S. Federal, state or foreign liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws, or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

          SECTION 7.13 SEVERABILITY. If any provision of any of the Loan Documents shall be prohibited by or invalid under any applicable law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of such Loan Document, or the validity or effectiveness of such provision in any other jurisdiction.

          SECTION 7.14 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

                                      30.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the date first above written.

                                  THE COMPANY

                                  AKSYS, LTD.


                                  By /s/ Laurence P. Birch
                                     ----------------------------------------
                                     Title: CEO

                                  Address:

                                  Two Marriott Drive
                                  Lincolnshire, Illinois 60069

                                  Attn.:
                                        -------------------------------------
                                  Fax No. 847-229-2080

                                  WITH A COPY TO:

                                  Keith S. Crow P.C.
                                  Kirkland & Ellis LLP
                                  200 East Randolph Drive
                                  Chicago, Illinois 60601
                                  Fax: 312-861-2200


                                  THE LENDER

                                  DURUS LIFE SCIENCES MASTER FUND LTD.


                                  By /s/ Leslie L. Lake
                                     ---------------------------------------
                                     Title:  Director

                                  Address:

                                  Durus Life Sciences Master Fund Ltd.
                                  c/o International Fund Services (Ireland) Ltd. 3rd Floor, Bishops Square
                                  Redmonds Hill
                                  Dublin 2, Ireland
                                  Attention:  Susan Byrne
                                  Fax:  (011) 35-31-707-5013

                                      31.

                                  WITH A COPY TO:

                                  Gavin Grover, Esq.
                                  Morrison & Foerster LLP
                                  425 Market Street
                                  San Francisco, California 94105
                                  Fax: 415-269-7522

                                  AND WITH A COPY TO:

                                  Paul N. Roth, Esq.
                                  Schulte, Roth & Zabel
                                  919 Third Avenue
                                  New York, New York 10022
                                  Fax: 212-593-5955

                                      32.